Exhibit 2.5


                                        March 31, 1998


CCPC Acquisition Corp.
c/o Borden, Inc.
180 East Broad Street
Columbus, OH  43215-3799
Attention:  William F. Stoll, Jr.,
            General Counsel

Corning Consumer Products Company
E-Building
Houghton Park
Corning, NY  14831
Attention:  Peter F. Campanula,
            President & Chief Executive Officer

Ladies and Gentlemen:

          Reference is made to the Recapitalization Agreement, dated March 2, 1998 (the "RECAPITALIZATION AGREEMENT"), among Corning Incorporated, a New York corporation (the "SELLER"), Corning Consumer Products Company, a Delaware corporation (the "COMPANY", CCPC Acquisition Corp., a Delaware corporation (the "PURCHASER") and, solely for the purposes of Sections 10.02 and 11.14(a) of the Recapitalization Agreement, Borden, Inc., a New Jersey corporation and an Affiliate of the Purchaser. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Recapitalization Agreement.

          The Purchaser hereby acknowledges that, in connection with the transactions contemplated by the Recapitalization Agreement, the Company will effect an amendment to the Certificate of Incorporation of the Company (the "CHARTER AMENDMENT", a copy of which has been provided to the Purchaser) by which, among other things, (i) the total number of shares of all classes of stock will be increased so that the Company will have authority to issue 50,000,000 shares, of which 45,000,000 shares will be common stock, par value $.01 per share (the "COMMON STOCK"), and 5,000,000 will be preferred stock, par value $.01 per share, and (ii) the Company will effect a stock split whereby each share of Common Stock then issued and outstanding will be automatically subdivided, changed and converted into 24,000 fully paid and nonassessable shares of Common Stock. Furthermore, the Purchaser hereby consents, pursuant to
Section 5.01(b) and for purposes of Section 3.09 of the Recapitalization Agreement, to the Charter Amendment.

          In light of the transactions effected by Charter Amendment, the parties hereto agree that the Recapitalization Agreement be, and hereby is, amended as follows:

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                                                                               2


          1. The definition of "ACQUIRED SHARES" in Section 1.01 shall be deleted in its entirety and replaced by the following:

          "ACQUIRED SHARES" shall mean 22,080,000 Shares.

          2. The phrase "shares (the "SHARES") of common stock, no par value per share, of the Company" shall be deleted from the first recital of the Recapitalization Agreement and the phrase "Shares (as defined herein)" shall be inserted in lieu thereof.

          3. The following new definitions shall be inserted in the correct alphabetical order in Section 1.01:

          "CHARTER AMENDMENT" means the amendment to the Certificate of Incorporation of the Company, filed on the date immediately preceding the Closing, by which, among other things, (i) the total number of shares of all classes of stock will be increased so that the Company will have authority to issue 50,000,000 shares, of which 45,000,000 shares will be common stock, par value $.01 per share, and 5,000,000 will be preferred stock, par value $.01 per share, and (ii) the Company will effect a stock split whereby each share of common stock then issued and outstanding will be automatically subdivided, changed and converted into 24,000 fully paid and nonassessable shares of common stock.

          "SHARES" shall mean, as of the date of this Agreement, the issued and outstanding shares of common stock no par value of the Company, and, as of the effective date of the Charter Amendment, the issued and outstanding shares of common stock, par value $.01 per share, of the Company.

          4.   The second sentence of Section 3.03 shall be amended to read:

          The Company has authorized (i) as of the date of this Agreement, 1,000 Shares, all of which are issued and outstanding, and (ii) as of the effective date of the Charter Amendment and as of the Closing Date, 45,000,000 Shares, of which 24,000,000 Shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding; such Shares, as of the date of this Agreement, and such Shares and preferred stock, as of the effective date of the Charter Amendment and as of the Closing Date, constitute all the authorized, issued and outstanding shares of capital stock of the Company and the Shares are owned of record and beneficially solely by the Seller.

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          Please indicate your agreement with the foregoing by signing in the space provided below, and returning an executed copy of this letter to me.

                                        Very truly yours,

                                        CORNING INCORPORATED


                                        By:
                                           --------------------------
                                           Name:
                                           Title:

Agreed and accepted as of
the date first written above:

CCPC ACQUISITION CORP.


By:
   --------------------------
Name:
Title:

Agreed and accepted as of
the date first written above:

CORNING CONSUMER PRODUCTS COMPANY


By:
   --------------------------
Name:
Title:

Agreed and accepted as of
the date first written above:

BORDEN, INC.


By:
   --------------------------
Name:
Title:


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